EXHIBIT 23.2

Consent of Independent Accountants

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related prospectus of AngloGold Limited (the “Company”) and AngloGold International Holdings S.A. (the “Subsidiary”) for the registration by the Company of its ordinary shares, debt securities, and warrants and rights to purchase ordinary shares, and by the Subsidiary of its debt securities, and to the incorporation by reference therein of our report dated April 20, 2001, with respect to the consolidated financial statements of AngloGold American Investments Limited included in the filing of the Company’s consolidated financial statements for the year ended December 31, 2001, filed with the Securities and Exchange Commission on Form 6-K dated 17 December 2002.

/s/ Deloitte & Touche
Deloitte & Touche
Registered Accountants and Auditors
Chartered Accountants (S.A.)

Johannesburg
Republic of South Africa
17 December 2002